Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-74217) of Community Trust Bancorp, Inc. of our report dated June 27, 2008, on our audits of the statements of net assets available for benefits of Community Trust Bancorp, Inc. Savings Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, which report appears in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Savings Plan for the year ended December 31, 2007.

/s/ BKD, LLP

Louisville, Kentucky
June 27, 2008